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                                                                    Exhibit 11.1



                   ARBOR HEALTH CARE COMPANY AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       THREE MONTHS ENDED
                                                                            MARCH 31
                                                                --------------------------------
                                                                   1996                1997
                                                                   ----                ----
Net income (1)................................................       $2,023              $ 2,527
                                                                ===========       ==============
Weighted average shares outstanding
  Common Stock................................................        6,893                6,908
  Common Stock equivalents based upon the
              treasury stock method...........................           77                   77
                                                                -----------       --------------
Totals(2)                                                             6,970                6,985
                                                                ===========       ==============
Net income per share (1) / (2)................................        $0.29                $0.36
                                                                ===========       ==============



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